Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Diana Containerships Inc. for the registration of 140,500 Series B-2 Convertible Preferred Shares, par value $0.01 per share, and the issuance of up to 140,500 of such securities upon exercise of outstanding Series B-2 Preferred Warrants, and to the incorporation by reference therein of our reports dated February 16, 2017, with respect to the consolidated financial statements of Diana Containerships Inc., and the effectiveness of internal control over financial reporting of Diana Containerships Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
March 24, 2017